Synthesis Energy Systems, Inc. Reports First Quarter Fiscal 2014 Financial Results and Provides Business Update

HOUSTON, November 12, 2013 -- Synthesis Energy Systems, Inc. (NASDAQ: SYMX) today reported financial and operating results for the first quarter of fiscal 2014, ended September 30, 2013.

“We are very pleased to report on the progress we delivered this past quarter with preparations for the December 2013 restart of our Zao Zhuang (ZZ) joint venture plant’s syngas operation, and with the Yima joint venture plant now operating at greater than 80 percent of production capacity and selling methanol. We are equally excited to have recently completed transfer of control of Xuecheng Energy’s ongoing methanol operation to the ZZ joint venture and to now be generating revenues for Synthesis Energy Systems from the sales of methanol. As we look ahead at the balance of fiscal 2014, we have a clear vision to take our proprietary gasification technology to points around the globe with near-term milestones before us,” said Robert Rigdon, Synthesis Energy Systems’ President and CEO. “We recently signed two memorandum of understanding (MOU) agreements in China to supply our technology, equipment and services to Hongye for a large-scale glycol project and to Hulunbeier Tianfu Energy for a city gas project. We expect the fiscal year ahead to bring added partner initiatives with major energy and chemical companies that will enhance our growth models in these, as well as in new, markets where our technology can enable the clean production of much-needed energy from low cost, locally available fuels.” Mr. Rigdon concluded, “I look forward to providing progress reports on these initiatives and on the ZZ and Yima plants in the near future.”

”The relatively smooth transition of operations of the Xuecheng Energy methanol plant to our ZZ joint venture is very encouraging for positive revenue results in the second quarter,” said Charles Costenbader, Synthesis Energy Systems’ Chief Financial Officer. “The ZZ joint venture is now producing refined methanol product from just coke oven gas feedstock. Once the ZZ joint venture’s syngas operation is restarted in December and the methanol plant is fed by both syngas and coke oven gas, we expect the operation will demonstrate that our proprietary technology can assist in capturing economic margins that exist between low quality feedstocks and valuable finished products. When at full methanol production and given current margins between methanol and feedstock pricing, the ZZ plant is expected to also provide significant cost coverage for our other China operations. Looking ahead, calendar year 2014 will be pivotal for the Company regarding several new customer initiatives currently under consideration in power generation, and joint venture proposals currently being reviewed and considered by us. We believe that the proposed initiatives will help us further commercialize our technology both inside and outside China. As a result of the ZZ plant’s projected operating results, coupled with these initiatives, we expect to reduce the cash flow burn rate and earn revenues beyond basic design engineering and license fees.”

Recent Corporate Highlights

•	Synthesis Energy Systems has assumed operational control of Xuecheng Energy’s (XE’s) methanol production facility, which is adjacent to the ZZ joint venture’s syngas plant in Zao Zhuang City, Shandong Province, China. As a result, the ZZ joint venture is currently producing and selling refined methanol and generating associated revenues. The ZZ joint venture is also completing preparations for restarting the ZZ plant’s syngas operation and anticipates resuming operations in December 2013. The plant is designed to produce approximately 90,000 metric tonnes of methanol per year, which would generate approximately $30 million of annual revenues assuming recent average methanol prices.

•	The Yima joint venture plant in Henan Province, China, in which Synthesis Energy Systems has a 25% ownership interest, continues to ramp up methanol production, which now exceeds 80% of total design capacity of 300,000 tonnes per year. The Yima joint venture continues to sell raw methanol product to a local industrial company. The Company anticipates that the Yima joint venture should achieve 100% production capacity in the current quarter.

•	Synthesis Energy Systems entered into a memorandum of understanding (MOU) with Hongye International Investment Group Co., Ltd., a Company stockholder, for Hongye’s planned 600,000 tonnes-per-year glycol plant to be built in the city of Wuhai, Inner Mongolia, China. Hongye is developing the project and intends to invest in the project. Both companies have agreed to work exclusively on this project for the next 12 months while the technology licensing, equipment supply and technical service agreements are completed. During this period, Hongye will be managing the development of the project, including obtaining the remaining necessary government approvals. This project is consistent with Synthesis Energy Systems’ Capital-Lite strategy for supply of technology, equipment and services.

•	Synthesis Energy Systems entered into a memorandum of understanding (MOU) with Hulunbeier Tianfu Energy Co., Ltd., for the supply of its gasification technology, equipment and services to its planned 1 billion normal-cubic-meters per-year city gas project to be built in Hulunbeier, Inner Mongolia, China. Tianfu is developing the project and intends to use Synthesis Energy System’s gasification technology for the conversion of Inner Mongolian lignite resources to syngas. Under the terms of the agreement, both parties will work exclusively during the next 12 months for the purpose of completing the technology licensing, equipment supply and technical service agreements. This project is consistent with the Company’s Capital-Lite strategy for supply of technology, equipment and services.

First Quarter Fiscal 2014 Financial Results (Unaudited)

The Company reported no revenue for the three months ended September 30, 2013, versus $71,000 for the three months ended September 30, 2012. During the quarter, the Company continued to keep the ZZ joint venture’s syngas plant idle while the plant is prepared for restart in December 2013. As previously announced, the Company expects to generate methanol sales beginning in November 2013 as a result of assuming operational control of XE’s methanol plant assets on October 31, 2013.

The Company’s operating loss for the first quarter of fiscal 2014 was $4.1 million versus an operating loss of $3.9 million for the first quarter of fiscal 2013. The increase in operating loss was primarily due to an increase in stock-based compensation expenses, offset, in part, by a reduction in general and administrative expenses.

The net loss attributable to stockholders for the first quarter of fiscal 2014 was $4.2 million, or $0.07 per share, versus a loss of $4.5 million, or $0.09 per share, for the prior year’s first quarter.

As of September 30, 2013, the Company had cash and cash equivalents of $15.1 million. In addition to paying for its general and administrative expenses, the Company currently plans to use approximately $2.5 million of cash for repairs, capital expenditures and other costs related to the restart of the ZZ Joint Venture plant. Additionally, the Company has $4.4 million of debt obligations for the ZZ Joint Venture including $1.2 million of principal due to ICBC in March 2014, and $3.2 million of principal due in September 2014 under its short-term bank loan unless it can be refinanced. The Company also paid $0.5 million to the Gas Technology Institute (GTI) in October 2013 for royalties due for the Yima Joint Ventures’ license and it owes an additional $1.0 million to GTI in early 2014.

Conference Call Information

Senior management will hold a conference call to provide a corporate update this morning at 8:30 a.m. EST.

To access the live webcast, please log on to www.synthesisenergy.com. Alternatively, interested parties may participate in the live telephone conference call by phoning (866) 652-5200 (U.S.) or (412) 317-6060 (Int’l). Callers should ask for the “Synthesis Energy Systems Inc. call.”

An archived version of the webcast will be available on the Company’s website through December 9, 2013. A telephone replay of the conference call will be available beginning approximately one hour after the completion of the call and will be available through December 9, 2013. Interested parties can access the telephonic replay by phoning (877) 344-7529 (U.S.) or (412) 317-0088 (Int’l). The PIN access code for both the live call and replay is: 10036374#.

About Synthesis Energy Systems, Inc.

Synthesis Energy Systems is a Houston-based technology company focused on bringing clean high-value energy to developing countries from low-grade coal and biomass natural resources through its proprietary fluidized bed gasification technology. The technology, which is licensed from the Gas Technology Institute, enables greater fuel flexibility and efficient smaller-scale operations close to fuel sources. Fuel sources include low-rank, low-cost high ash, high moisture coals, which are significantly cheaper than higher grade coals, many coal waste products, and biomass feed stocks. For more information, please visit synthesisenergy.com.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the development stage of the operations of Synthesis Energy Systems, its estimate of the sufficiency of existing capital sources, its ability to successfully develop its licensing business, its ability to raise additional capital to fund cash requirements for future investments and operations including its China platform initiative, its ability to reduce operating costs, the limited history and viability of its technology, commodity prices and the availability and terms of financing opportunities, its results of operations in foreign countries, its ability to diversify, the ability of the ZZ joint venture to effectively operate XE's methanol plant and produce methanol, its ability to obtain the necessary approvals and permits for future projects, the estimated timetables for achieving mechanical completion and commencing commercial operations for the Yima project as well as the ability of the Yima project to produce earnings and pay dividends, the sufficiency of internal controls and procedures, its ability to grow its business and generate revenues and earnings as a result of its proposed China and India platform initiatives, and its ability to develop its power business unit and marketing arrangement with GE and its other business verticals, steel and renewables. Although Synthesis Energy Systems believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Synthesis Energy Systems cannot assure you that the assumptions upon which these statements are based will prove to have been correct.

Contact:

MDC Group

Investor Relations:
David Castaneda

Arsen Mugurdumov

414.351.9758

IR@synthesisenergy.com

Media Relations:
Susan Roush

747.222.7012

PR@synthesisenergy.com

TABLES FOLLOW

SYNTHESIS ENERGY SYSTEMS, INC.

 (A Development Stage Enterprise)

Consolidated Statements of Operations

(In thousands, except per share amounts)

 (Unaudited)

	Three Months Ended
	September 30,
	2013	2012
Revenue:
Product sales and other	$—	$—
Technology licensing and related services	—	71
Total revenue	—	71

Costs and Expenses:
Costs of sales and plant operating expenses	97	131
General and administrative expenses	2,423	3,080
Stock-based compensation expense	1,046	164
Depreciation and amortization	565	577

Total costs and expenses	4,131	3,952

Operating loss	(4,131)	(3,881)

Non-operating (income) expense:
Equity in losses of joint ventures	1	517
Foreign currency (gains) losses, net	(12)	38
Interest income	(5)	(14)
Interest expense	69	96

Net loss	(4,184)	(4,518)
Less: net loss attributable to noncontrolling interests	22	33
Net loss attributable to stockholders	$(4,162)	$(4,485)

Net loss per share:
Basic and diluted	$(0.07)	$(0.09)

Weighted average common shares outstanding:
Basic and diluted	63,671	52,334

SYNTHESIS ENERGY SYSTEMS, INC.

 (A Development Stage Enterprise)

Consolidated Balance Sheets

(In thousands)

 (Unaudited)

	September 30, 2013	June 30, 2013
ASSETS

Current assets:
Cash and cash equivalents	$15,070	$15,870
Accounts receivable, net	2	2
Prepaid expenses and other currents assets	2,486	2,636
Total current assets	17,558	18,508
Property, plant and equipment, net	32,424	32,641
Intangible assets, net	1,043	1,060
Investment in joint ventures	34,856	33,311
Other long-term assets	2,845	2,844
Total assets	$88,726	$88,364

LIABILITIES AND EQUITY

Current liabilities:
Accrued expenses and accounts payable	$8,898	$7,632
Short-term bank loan	3,253	—
Current portion of long-term bank loan	1,187	2,428
Total current liabilities	13,338	10,060
Total liabilities	13,338	10,060

Equity:
Common stock, $0.01 par value: 200,000 shares authorized: 63,720 and 63,583 shares issued and outstanding, respectively	637	636
Additional paid-in capital	225,482	224,337
Deficit accumulated during development stage	(155,903)	(151,741)
Accumulated other comprehensive income	6,077	5,958
Total stockholders’ equity	76,293	79,190
Noncontrolling interests in subsidiaries	(905)	(886)
Total equity	75,388	78,304
Total liabilities and equity	$88,726	$88,364

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